EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Surna Reports Q4 2018 Results

Announces $1 Million+ Equipment Order for First Retrofit Project

March 19, 2019 – Boulder, Colorado – Surna Inc. (OTCQB: SRNA) announced today operating and financial results for the three and 12 months ended December 31, 2018. Surna designs, engineers and manufactures application-specific environmental control and air sanitation systems for commercial, state- and provincial-regulated indoor cannabis cultivation facilities in the U.S. and Canada.

We will be hosting an investor conference call to discuss our Q4 2018 financial results and provide an update on the strategic initiatives outlined in our recent letter to shareholders dated March 6, 2018. The call will be held on Tuesday, March 26, 2019 at 4:00 p.m. Eastern Time.

To access the investor call via telephone:

Dial-In Number: 1-973-528-0008

Access Code: 269784

To access the investor call via the Internet:

Webcast URL: https://www.webcaster4.com/Webcast/Page/2020/29678

Interested parties, with contact information supplied, may submit questions concerning the Company prior to the call to investor@surna.com.

Highlights

●	Revenue for 2018 was $9,582,000 compared to $7,210,000 for 2017, an increase of $2,372,000, or 33%. Although our 2018 revenue was the highest annual revenue in our history, Q4 2018 revenue was $2,195,000, a decrease of $1,130,000, or 34%, compared to Q3 2018, and a decrease of $114,000, or 5%, compared to Q4 2017.

●	Our 2018 gross profit margin was 25.6% compared to 26.5% for 2017, a decrease of 0.9 percentage points. Our Q4 2018 gross profit margin was 20.4%, compared to Q3 2018 gross profit margin of 33.0% and Q4 2017 gross profit margin of 29.4%, decreases of 12.6 and 9.0 percentage points, respectively.

●

We realized a 2018 net loss of $4,744,000 compared to a 2017 net loss of $4,919,000, a decrease of $175,000, or 4%. After excluding non-cash equity-related compensation expenses and non-cash debt-related gains, our 2018 net loss was $2,748,000 compared to a 2017 net loss of $2,098,000, an increase of $650,000, or 31%.

●	We realized a Q4 2018 net loss of $816,000 compared to a Q3 2018 net loss of $644,000 and a Q4 2017 net loss of $1,366,000. After excluding non-cash equity-related compensation expenses and non-cash debt-related expenses, our Q4 2018 net loss was $853,000 compared to Q3 2018 net loss of $70,000 and a Q4 2017 net loss of $362,000.

●	As of December 31, 2018, we had cash and cash equivalents of $253,000, compared to cash and cash equivalents of $1,417,000 as of September 30, 2018, a decrease of $1,163,000 or 82%.

Tony McDonald, the Company’s CEO stated: “As previously configured, Surna was not operating profitably or generating positive cash flow. We are re-focusing the business, and re-calibrating what we do and how we do it. Quite simply, it’s a top-to-bottom reset, and the details of our plan have been articulated in our recent letter to shareholders and in the highlights set forth below. As with any undertaking of this nature, the turnaround will take time and we will experience setbacks along the way. Nonetheless, we are confident that future results will be reflective of Surna’s changed approach.”

Results of Operations

Historically, we have experienced cash flow inconsistency and unpredictability and, as a result, our expense, cash and working capital management have been adversely impacted. Notwithstanding our 33% revenue growth in 2018, our operating losses, net of non-cash equity compensation, continue to increase because the incremental gross profit (at 25.6% gross margins) generated on these additional revenues was insufficient to cover our increased operating expenses.

We also experienced bookings and backlog growth in 2018. Our net bookings increased from $9,000,000 in 2017 to $13,700,000 in 2018, or 52%. Our year-end backlog also increased from $4,500,000 at the end of 2017 to $8,500,000 at the end of 2018, an increase of 89%. However, during the fourth quarter of 2018, (i) our net bookings were $1,838,000, a decrease of $1,490,000, or 45%, compared to the prior quarter, and (ii) our recognized revenue was $2,195,000, a decrease of $1,130,000, or 34%, compared to the prior quarter.

Although we had increases in 2018 bookings, backlog and revenue, as evidenced by our fourth quarter 2018 results, we do not consistently convert our backlog into revenue on a quarter-over-quarter basis. Our revenue conversion is largely dependent on customer-centric factors—that are outside of our control—such as industry uncertainty, project financing concerns, and the licensing and qualification of our prospective customers, which makes it difficult for us to predict when we will recognize revenue on our backlog. Further, the increased complexity and size of our new build projects impacts the timing of revenue recognition, with these larger projects typically taking more time to complete. In 2018, the average contract value for our commercial-scale projects was $408,000 compared to $332,000 for 2017, an increase of 23%.

Although bookings or backlog are not the most reliable predictors of revenue that will be recognized over the ensuing 12 months, they offer a leading indication of potential revenue that may be recognized over time. There are risks that we may not realize the full contract value of our backlog in a timely manner, or at all, due to many factors, such as contract cancelation and modification, contract implementation delays and our ability to manage contract performance. Previously, these metrics were featured as key financial highlights reflecting the Company’s performance. In the future, bookings and backlog will be reported but de-emphasized as we will be focusing on revenue, gross margin and operating results.

The following table sets forth: (i) our beginning backlog (the remaining contract value of outstanding sales contracts for which we have received an initial deposit as of the previous period), (ii) our net bookings for the period (new sales contracts executed during the period for which we received an initial deposit, net of any adjustments including cancelations and change orders during the period), (iii) our recognized revenue for the period, and (iv) our ending backlog for the period (the sum of the beginning backlog and net bookings, less recognized revenue).

	For the quarter ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2017	2018	2018	2018	2018
Backlog, beginning balance	$4,310,923	$4,456,192	$7,024,110	$8,882,906	$8,885,804
Net bookings, current period	$2,454,269	$4,622,646	$3,866,541	$3,327,518	$1,838,210
Recognized revenue, current period	$2,309,000	$2,054,728	$2,007,745	$3,324,620	$2,194,875
Backlog, ending balance	$4,456,192	$7,024,110	$8,882,906	$8,885,804	$8,529,139

Our New Business Model and Strategy

As part of our new business plan and strategy, going forward, we will seek to: (i) reduce our reliance on new build facility projects which generate inconsistent revenue and cash flow, (ii) establish revenue from “lifecycle” operational and facility management offerings, (iii) operate with a more disciplined expense, cash and working capital management, (iv) become financially self-sustaining by attempting to achieve cash flow breakeven and operating profit, and (v) raise capital for strategic initiatives when the return on investment is quantifiable and justified.

We intend to expand our business with our customers in two ways: (i) by offering a broader range of products and services, and (ii) by addressing a wider range of our customer needs. We believe this plan will take over two years to fully implement. Our strategy to offer more products and services to address the wider range of our customers’ needs is illustrated by the following matrix of product/service depth and facility lifecycle participation.

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The fiscal objectives of this new strategy are three-fold: (i) diversify our sales by adding recurring, and more consistent and predictable, revenue streams, (ii) achieve revenue growth at a faster rate than operating expenses, and (iii) seek to increase our gross margin by shifting our focus to value-added technology services and proprietary, customized equipment. If these product and service initiatives are successful, we believe these new product and service offerings will be attractive to our customers and potentially represent a more consistent revenue stream to us.

Recent Developments

The following are some of our recent accomplishments in specific product and service initiatives.

Recently Launched Product. We recently shipped various configurations of our new fan coil units to two projects with three more under contract. These Surna-branded models offer greater efficiency, design flexibility and control for growers using modular chilled water systems.

Retrofit Market. We believe many of the installed base of first-generation cultivation facilities in the U.S. and Canada have environmental control systems that were designed by mechanical engineers who lacked cannabis application-specific expertise, which is precisely what Surna has. Some of these facilities are now facing serious operational challenges maintaining the required indoor growing conditions. We plan to initiate a targeted outreach strategy to the operators of these first-generation facilities and offer them facility retrofit projects to address these challenges. We see this as an expanded market opportunity for us beyond our typical new facility projects.

We recently completed a retrofit consulting project—the first of its kind for us—for a large, multi-facility cultivator, and thereafter received a $1,000,000+ order to supply equipment to several of their cultivation facilities that have been operating ineffectively. This order is expected to be fulfilled, and the revenue recognized, in the second or third quarter of 2019.

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Sensors, Controls and Automation Business. In late 2018, we decided to focus our next major product initiative in the sensors, controls and automation (“SCA”) market. We have entered this business to satisfy our customers’ needs that we did not previously address and that historically was provided by third-party controls contractors. We will be one of the few mechanical systems providers in the market to offer both a branded, proprietary HVAC equipment package as well as a branded SCA product line. With limited incremental selling costs, our current sales team is positioned to offer our SCA package to nearly every prospect since every cultivation facility must have SCA technology. We believe this technology value-added solution gives us an opportunity to achieve incremental project revenue at margins above those of our traditional equipment product lines and, at the same time, keeps us involved with our customer after the Construction phase.

While we have no project contracts that include our SCA offerings at this time, we have begun budgeting and quoting SCA systems with existing prospects and have recently presented quotes to about 10 potential customers. We also have a beta-site customer that has agreed to install our SCA products at one of their cultivation facilities.

Milestones and Metrics

As stated in our March 2019 letter to shareholders, we intend to provide regular updates, not less than quarterly, on the progress we are making on our strategic initiatives against defined time-based milestones. Further, as we move towards market launch of our new products and services, we hope to be able to articulate some quantifiable metrics showing how these items will impact our future operating and financial performance. While we are not able to provide metrics at this time, we share the following milestones that we hope to achieve in Q2 and Q3 2019:

Q2 2019

●	Roll-out of two standard-sized and custom air handler products, which will allow us to meet our customer needs in situations where a ducted air handler is the preferred solution as opposed to the ductless systems that we sell today.
●	Complete development of our HVAC controls system and launch in April. Our controls product will simplify the design and construction processes for our customers while bringing us additional project revenue that would otherwise have gone to a third-party controls provider. Beginning in the second half of 2019, we believe that we will be able to sell our SCA package in at least 25% of our commercial projects, with that percentage increasing over time.
●	Offer a utility rebate consulting service to help our new build customers obtain utility rebates. While this service is not expected to generate significant revenue, it should help us sell our environmental controls systems because our customers will be able to use these rebates to offset some of their capital costs.

Q3 2019

●	Further refine our retrofit offering for first-generation grow facilities. We are internally developing a facility assessment, analysis and consulting service to assist existing facilities in solving their environmental controls challenges.
●	Develop a retail store sales and marketing strategy to leverage our growing product line, which we expect to fully implement by 2020.

Capital Resources

We will need to raise capital sometime in 2019 in order to execute on our strategic initiatives, improve our working capital situation and drive our growth. Since new equity capital raises are inherently dilutive at the time of issuance, management took several steps beginning in the fourth quarter of 2018 to preserve our cash resources to the best of our ability.

In late 2018 and early 2019, we made reductions in payroll costs and other personnel-related expenses to reduce our cash burn rate. These cuts represented nearly a 30% reduction in our annualized payroll-related costs, or $900,000 annualized savings.

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We are also doing our best to manage our increased working capital requirements. One factor contributing to the current strained cash position was the addition of manufacturing partners for our new proprietary products as part of our push to upgrade the performance and efficiency of our product line. As we continue our new product initiatives, we are likely to have more products that will require advance payments and/or require us to stock inventory.

At this time, we believe that we have reduced our cash burn rate to the lowest level possible and therefore the only way to improve our cash flow and working capital position is to add revenue and margin to “grow out” of our current situation. While we have identified many opportunities as part of our new business plan and strategy, there is significant work ahead in order for us to execute on them and realize our new vision. There is no assurance that we will be successful in achieving our new business plan and strategy, and we will need additional capital resources in order to do so.

We encourage our shareholders to participate in our investor conference call on March 26, 2019 at 4;00 p.m. Eastern time for further updates on these initiatives. You can submit questions in advance or ask them live during the call.

About Surna Inc.

Surna Inc. (www.surna.com) designs, engineers and manufactures application-specific environmental control and air sanitation systems for commercial, state- and provincial-regulated indoor cannabis cultivation facilities in the U.S. and Canada. Our engineering and technical team provides energy and water efficient solutions that allow growers to meet the unique demands of a cannabis cultivation environment through precise temperature, humidity, light, and process controls and to satisfy the evolving code and regulatory requirements being imposed at the state, provincial and local levels.

Headquartered in Boulder, Colorado, we leverage our experience in this sector of the overall cannabis cultivation industry in order to bring value-added climate control solutions to our customers that help improve their overall crop quality and yield as well as optimize the resource efficiency of their controlled environment (i.e., indoor and sealed greenhouses) cultivation facilities. We have been involved in consulting, equipment sales and/or full-scale design for over 800 grow facilities since 2006 making us a trusted resource for indoor environmental design and control management for the cannabis industry.

Our customers include businesses from small cultivation operations to licensed commercial facilities ranging from several thousand to more than 100,000 square feet. We have sold our equipment and systems throughout the U.S. and Canada. Our revenue stream is derived primarily from supplying mechanical engineering services and climate and environmental control equipment to commercial indoor cannabis grow facilities. Although our customers do, we neither produce nor sell cannabis.

Forward Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in our Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Surna’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

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Non-GAAP Financial Measures

To supplement our financial results on U.S. generally accepted accounting principles (“GAAP”) basis, we use the non-GAAP measures including net bookings and backlog, as well as other significant non-cash expenses such as stock-based compensation and depreciation expenses. We believe these non-GAAP measures are helpful in understanding our past performance and are intended to aid in evaluating our potential future results. The presentation of these non-GAAP measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for financial information prepared or presented in accordance with GAAP. We believe these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

Statement about Cannabis Markets

The use, possession, cultivation, and distribution of marijuana is prohibited by U.S. federal law for medical and recreational purposes. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that investments in the cannabis industry should be considered very high risk. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut-downs.

Surna Marketing

Jamie English
Director of Marketing
jamie.english@surna.com
(303) 993-5271

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Surna Inc.

Consolidated Balance Sheets

	December 31,
	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$253,387	$2,468,199
Accounts receivable (net of allowance for doubtful accounts of $119,022 and $105,267, respectively)	210,187	422,589
Inventory, net	935,886	522,622
Prepaid expenses	127,694	293,458
Other assets	654	550
Total Current Assets	1,527,808	3,707,418
Noncurrent Assets
Property and equipment, net	520,321	401,356
Goodwill	631,064	631,064
Intangible assets, net	23,028	37,985
Deposits	51,000	51,000
Total Noncurrent Assets	1,225,413	1,121,405

TOTAL ASSETS	$2,753,221	$4,828,823

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,809,129	$1,969,263
Deferred revenue	641,798	1,011,871
Amounts due to shareholders	-	6,927
Derivative liabilities	-	410,880
Total Current Liabilities	2,450,927	3,398,941

NONCURRENT LIABILITIES
Deferred rent	107,958	17,396
Total Noncurrent Liabilities	107,958	17,396

TOTAL LIABILITIES	2,558,885	3,416,337

Commitments and Contingencies (Note 12)

SHAREHOLDERS’ EQUITY
Preferred stock, $0.00001 par value; 150,000,000 shares authorized; 42,030,331 and 77,220,000 shares issued and outstanding, respectively	420	772
Common stock, $0.00001 par value; 350,000,000 shares authorized; 224,989,794 and 206,248,522 shares issued and outstanding, respectively	2,250	2,062
Additional paid in capital	24,538,027	20,664,563
Accumulated deficit	(24,346,361)	(19,254,911)
Total Shareholders’ Equity	194,336	1,412,486

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,753,221	$4,828,823

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Surna Inc.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2018	2017
Revenue, net	$9,581,968	$7,210,241

Cost of revenue	7,132,090	5,299,977

Gross profit	2,449,878	1,910,264

Operating expenses:
Advertising and marketing expenses	979,711	625,773
Product development costs	317,713	319,680
Selling, general and administrative expenses	5,972,948	5,206,471
Total operating expenses	7,270,372	6,151,924

Operating loss	(4,820,494)	(4,241,660)

Other income (expense):
Interest and other income, net	58,254	4,097
Interest expense	(2,908)	(41,485)
Amortization of debt discount on convertible promissory notes	-	(63,157)
Loss on extinguishment of debt	-	(643,428)
Gain on change in fair value of derivative liabilities	21,403	66,934
Total other income (expense)	76,749	(677,039)

Loss before provision for income taxes	(4,743,745)	(4,918,699)

Income taxes	-	-

Net loss	$(4,743,745)	$(4,918,699)

Loss per common share – basic and dilutive	$(0.02)	$(0.03)

Weighted average number of common shares outstanding, basic and dilutive	218,752,365	182,857,538

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Surna Inc.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2018	2017
Cash Flows From Operating Activities:
Net loss	$(4,743,745)	$(4,918,699)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and intangible asset amortization expense	163,700	44,865
Amortization of debt discounts	-	37,637
Amortization of original issue discount on notes payable	-	25,520
Gain on change in derivative liabilities	(21,403)	(66,934)
Compensation paid in equity	2,029,430	2,139,865
Provision for doubtful accounts	13,755	14,267
Provision for excess and obsolete inventory	(28,037)	276,015
Loss on extinguishment of debt	-	643,428
Loss on disposal of other assets	19,279	26,682

Changes in operating assets and liabilities:
Accounts receivable	198,647	(389,690)
Inventory	(385,227)	(50,732)
Prepaid expenses and other	165,660	(209,032)
Accounts payable and accrued liabilities	61,767	289,905
Deferred revenue	(313,161)	(86,697)
Accrued interest	-	(9,772)
Deferred rent	(9,438)	17,396
Lease deposit	-	(51,000)
Net cash used in operating activities	(2,848,773)	(2,266,976)

Cash Flows From Investing Activities
Capitalization of intangible assets	(5,028)	(18,624)
Purchases of property and equipment	(261,222)	(183,783)
Proceeds from payment of tenant improvement allowance	100,000	-
Cash disbursed for equipment held for lease	(16,237)	(159,806)
Payments received on note receivable	-	157,218
Net cash used in investing activities	(182,487)	(204,995)

Cash Flows From Financing Activities
Cash proceeds from sale of common stock and warrants	1,210,000	4,453,080
Payments on convertible notes payable	-	(270,000)
Proceeds from issuance of notes payable	-	500,000
Proceeds from exercises of stock options	3,375	-
Proceeds from exercise of investor warrants	15,000	-
Repurchase of common shares from related party	(400,000)	-
Repurchase of preferred stock from related party	(5,000)	-
Payments on loans from shareholders	(6,927)	(62,456)
Net cash provided by financing activities	816,448	4,620,624

Net (decrease) increase in cash	(2,214,812)	2,148,653
Cash, beginning of year	2,468,199	319,546
Cash, end of year	$253,387	$2,468,199

Supplemental cash flow information:
Interest paid	$-	$44,150

Non-cash investing and financing activities:
Conversions of promissory notes and accrued interest to common stock	$-	$1,751,155
Equity issued in settlement	$226,400	$-
Extinguishment of derivative liability on cashless exercise of warrants	$389,477	$-
Settlement liability reclassified from deferred revenue	$-	$322,776
Warrant modification included in loss on extinguishment of debt	$-	$59,000
Common shares issued with notes payable	$-	$39,129
Discount on notes payable	$-	$37,500
Unpaid purchases of equipment and other assets	$4,500	$18,729

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